Kien Huat Realty III Limited SC 13D/A

Exhibit 21

KIEN HUAT REALTY III LIMITED

(Incorporated in the Isle of Man; Company No. 003489V)

Registered Address: First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF

July 25, 2019

To Whom It May Concern

Authorisation To Sign and File Forms

We hereby authorise Mr Yap Chong Chew to sign and file on our behalf any Form 4, Schedule 13D Amendments and any other forms or documents relating to our interest in Empire Resorts Inc which are required to be filed with the United States Securities and Exchange Commission or any other regulatory bodies or authorities in the United States of America.

This authority shall remain valid from the date hereof up to March 31, 2020.

KIEN HUAT REALTY III LIMITED

/s/ Gerard Lim Ewe Keng

GERARD LIM EWE KENG

Director